EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PFSWEB, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is PFSWEB, INC.

2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article TENTH thereof and by substituting the following in its place:

“1. Except as otherwise provided in this Certificate of Incorporation or the General Corporation Law of the State of Delaware, the business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of such number of members as may be fixed, subject to the rights of the holders of any series of Preferred Stock then outstanding, from time to time, by the affirmative vote of the majority of the members of the Board of Directors of the Corporation, but not less than the minimum number authorized by the State of Delaware.

2. Subject to the rights of the holders of any series of Preferred Stock then outstanding:

(a) Until the election of directors at the 2015 Annual Meeting of Stockholders, the Board of Directors shall be divided into three classes of directors, as nearly equal in number as possible. Subject to the provisions set forth below and Sections 3 and 4 of this Article TENTH, each class of directors shall be elected for a three-year term and the terms of each class shall be staggered so that only one class of directors will be elected at each annual meeting of stockholders. Until the election of directors at the 2015 Annual Meeting of Stockholders, the directors of the Corporation (exclusive of directors who are elected pursuant to the terms of, and serve as representatives of the holders of, any series of Preferred Stock) are sometimes referred to herein as “Classified Directors.”

(b) Each director elected at the 2013 Annual Meeting of Stockholders shall be elected for a one-year term and shall hold such office until the term for which they were elected or appointed expires and their successor is duly elected and qualified, or until their earlier death, resignation or removal from office.

(c) Each director serving as a director immediately following the 2013 Annual Meeting of Stockholders, or elected or appointed thereafter, shall hold office until the term for which they were elected or appointed expires and their successor is duly elected and qualified, or until their earlier death, resignation or removal from office.

(d) Each director elected at the 2014 Annual Meeting of Stockholders shall be elected for a one-year term and shall hold such office until the term for which they were elected or appointed expires and their successor is duly elected and qualified, or until their earlier death, resignation or removal from office.

(e) From and after the election of directors at the 2015 Annual Meeting of Stockholders, the Board of Directors shall cease to be classified and all directors shall be elected for one-year terms expiring at the next annual meeting of stockholders.

3. Subject to the rights of the holders of any series of Preferred Stock then outstanding:

(a) Until the 2015 Annual Meeting of Stockholders, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of the Corporation entitled to vote for the election of directors. For purposes of this Article TENTH, cause for removal shall be construed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the Corporation in a matter of substantial importance to the Corporation.

(b) From and after the 2015 Annual Meeting of Stockholders, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of the Corporation entitled to vote for the election of directors.

4. Subject to the rights of the holders of any series of Preferred Stock then outstanding:

(a) Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office.

(b) Until the election of directors at the 2015 Annual Meeting of Stockholders, each director chosen to fill a vacancy in the Board of Directors shall receive the classification of the vacant directorship to which he or she has been appointed or, if it is a newly created directorship, shall receive the classification that at least a majority of the directors then in office designate and shall hold office until the first meeting of stockholders held after his or her appointment for the purpose of electing directors of that classification, and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal from office.

(c) From and after the 2015 Annual Meeting of Stockholders, each director chosen to fill a vacancy in the Board of Directors shall hold office until the first meeting of stockholders held after his or her appointment for the purpose of electing directors and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal from office.”

3. The Amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted and approved by the requisite number of holders of outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Corporation.

Dated: July 16, 2013

PFSWEB, INC.

By:	/s/ Michael Willoughby
Name: Michael Willoughby
Title: Chief Executive Officer